                                                                   EXHIBIT 23.02

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Skyworks Solutions, Inc. on Form S-3 of our report dated February 14, 2002, relating to consolidated financial statements of Skyworks Solutions, Inc. (formerly the combined financial statements of the Washington Business and Mexicali Operations of Conexant Systems, Inc.) as of September 30, 2001, and for the years ended September 30, 2001 and 2000, appearing in the Annual Report on Form 10-K of Skyworks Solutions, Inc. for the year ended September 27, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

COSTA MESA, CALIFORNIA
February 10, 2003